UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                              Washington D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                                     Cepheid
                                (Name of Issuer)

                           Common Stock, no par value
                         (Title of Class of Securities)

                                    15670R107
                                 (CUSIP Number)

                                 October 9, 2001
              Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             |_|  Rule 13d-1(b)
             |X|  Rule 13d-1(c)
             |_|  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 15670R107                   13G


--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                           Wheatley Partners II, L.P.

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                       New York

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                1,000,000 shares                             3.8%
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY               0 shares                                      0%
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING              1,000,000 shares                             3.8%
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                 0 shares                                      0%
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     1,000,000  shares


--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                      3.8%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                                     PN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 2 of 14 Pages

CUSIP No. 15670R107                   13G


--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                             Applewood Capital Corp.

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                      New York

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                 0 shares                                     0%
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY               0 shares                                      0%
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

REPORTING                0 shares                                      0%
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                 0 shares                                       0%
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     0 shares


--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                      0%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                                     CO

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 3 of 14 Pages

CUSIP No. 15670R107                   13G


--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Irwin Lieber

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                124,444 shares                               0.5%
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY               1,000,000 shares                             3.8%
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING              124,444 shares                               0.5%
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH               1,000,000 shares                               3.8%
----------------------------------`---------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                1,124,444 shares


--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                      4.4%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                                     IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 4 of 14 Pages

CUSIP No. 15670R107                   13G


--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Barry Fingerhut

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                124,444 shares                               0.5%
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY               1,000,000 shares                             3.8%
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING              124,444 shares                               0.5%
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH               1,000,000 shares                               3.8%
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                1,124,444 shares


--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                      4.4%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                                     IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 5 of 14 Pages

CUSIP No. 15670R107                   13G


--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                Barry Rubenstein

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                124,444 shares                               0.5%
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY               1,000,000 shares                             3.8%
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING              124,444 shares                               0.5%
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                 1,000,000 shares                             3.8%
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                1,124,444 shares


--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                      4.4%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                                     IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 6 of 14 Pages

CUSIP No. 15670R107                   13G


--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                   Seth Lieber

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                0 shares                                     0%
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY               1,000,000 shares                           3.8%
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING              0 shares                                     0%
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                 1,000,000 shares                          3.8%
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                1,000,000 shares


--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                      3.8%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                                     IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 7 of 14 Pages

CUSIP No. 15670R107                   13G


--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                   Jonathan Lieber

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                0 shares                                     0%
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY               1,000,000 shares                           3.8%
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING              0 shares                                     0%
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                 1,000,000 shares                           3.8%
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                1,000,000 shares


--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                      3.8%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                                     IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 8 of 14 Pages

Item 1.

     (a)  Cepheid

     (b)  Address of Issuer's Principal Executive Offices

          1190 Borregas Avenue
          Sunnyvale, CA 94089-1302

          Common Stock, no par value per share (CUSIP No. 15670R107)


Item 2.

1.   (a)  Name of Person Filing: Wheatley Partners II, L.P.
     (b)  Address of Principal Business Office, or, if none, Residence:
                         80 Cuttermill Road
                         Great Neck, New York 11021
     (c)  Citizenship:   Not applicable.
     (d)  Title of Class of Securities:
                         Common Stock, no par value per share
     (e)  CUSIP Number:  15670R107

2.   (a)  Name of Person Filing: Applewood Capital Corp.
     (b)  Address of Principal Business Office, or, if none, Residence:
                         68 Wheatley Road
                         Brookville, New York 11545
     (c)  Citizenship:   Not applicable.
     (d)  Title of Class of Securities:
                         Common Stock, no par value per share
     (e)  CUSIP Number:  15670R107

          Applewood Capital Corp. was a general partner of Wheatley Partners II, L.P. through June 30, 2001.

3.   (a)  Name of Person Filing: Irwin Lieber
     (b)  Address of Principal Business Office, or, if none, Residence:
                         825 Third Avenue
                         New York, New York 10022
     (c)  Citizenship:   United States.
     (d)  Title of Class of Securities:
                         Common Stock, no par value per share
     (e)  CUSIP Number:  15670R107

4.   (a)  Name of Person Filing: Barry Fingerhut
     (b)  Address of Principal Business Office, or, if none, Residence:
                         825 Third Avenue
                         New York, New York 10022
     (c)  Citizenship: United States.
     (d)  Title of Class of Securities:
                         Common Stock, no par value per share
     (e)  CUSIP Number: 15670R107

5.   (a)  Name of Person Filing: Barry Rubenstein
     (b)  Address of Principal Business Office, or, if none, Residence:
                         68 Wheatley Road
                         Brookville, New York 11545
     (c)  Citizenship: United States.
     (d)  Title of Class of Securities:
                         Common Stock, no par value per share
     (e)  CUSIP Number:  15670R107

6.   (a)  Name of Person Filing: Seth Lieber
     (b)  Address of Principal Business Office, or, if none, Residence:
                         825 Third Avenue
                         New York, New York 10022
     (c)  Citizenship:   United States.
     (d)  Title of Class of Securities:
                         Common Stock, no par value per share
     (e)  CUSIP Number:  15670R107

7.   (a)  Name of Person Filing: Jonathan Lieber
     (b)  Address of Principal Business Office, or, if none, Residence:
                         825 Third Avenue
                         New York, New York 10022
     (c)  Citizenship: United States.
     (d)  Title of Class of Securities:
                         Common Stock, no par value per share
     (e)  CUSIP Number:  15670R107

Item 3. If this statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person is a:

     (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C.78o)

     (b)  |_|  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) |_| Investment company as registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  |_|  An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)
               (E);

     (f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d- 1(b)(1)(ii)(F);

     (g) |_| A parent holding company or control person in accordance with ss.240.13d- 1(b)(1)(ii)(G);

     (h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  |_| Group, in accordance withss.240.13d-1(b)(1)(ii)(J).


Item 4. Ownership.

1.   Wheatley Partners II, L.P.:
     (a)  Amount Beneficially Owned: 1,000,000(1) shares.
     (b)  Percent of Class: 3.8%
     (c)  Number of shares as to which such person has:
          (i)   sole power to vote or to direct the vote: 1,000,000(1) shares.
          (ii)  shared power to vote or to direct the vote: 0 shares.
          (iii) sole power to dispose or to direct the disposition of:
                1,000,000(1) shares.
          (iv) shared power to dispose or to direct the disposition of: 0 shares.

2.   Applewood Capital Corp.:
     (a) Amount Beneficially Owned: 0 shares. Reporting person was a general partner of Wheatley Partners II, L.P. through June 30, 2001.
     (b)  Percent of Class: 0%
     (c)  Number of shares as to which such person has:
          (i)   sole power to vote or to direct the vote: 0 shares.
          (ii)  shared power to vote or to direct the vote: 0 shares.
          (iii) sole power to dispose or to direct the disposition of: 0 shares.
          (iv) shared power to dispose or to direct the disposition of: 0 shares.

3.   Irwin Lieber
     (a) Amount Beneficially Owned: 1,124,444(1),(2),(3) shares. Reporting person is a general partner of Wheatley Partners II, L.P.
     (b)  Percent of Class: 4.4%
     (c)  Number of shares as to which such person has:

--------
    (1) Includes 1,000,000 shares of Common Stock owned by Wheatley Partners II, L.P.

    (2) The reporting person disclaims beneficial ownership of these securities except to the extent of his/its equity interest therein.

    (3)   Includes 124,444 shares of Common Stock owned by Irwin Lieber.

          (i)   sole power to vote or to direct the vote: 124,444(3) shares.
          (ii) shared power to vote or to direct the vote: 1,000,000(1),(2) shares.
          (iii) sole power to dispose or to direct the disposition of:
                124,444(3) shares.
          (iv)  shared power to dispose or to direct the disposition of:
                1,000,000(1),(2) shares.

4.   Barry Fingerhut:

     (a) Amount Beneficially Owned: 1,124,444(1),(2),(4) shares. Reporting person is a general partner of Wheatley Partners II, L.P.
     (b)  Percent of Class: 4.4%
     (c)  Number of shares as to which such person has:
          (i)   sole power to vote or to direct the vote: 124,444(4) shares.

          (ii) shared power to vote or to direct the vote: 1,000,000(1),(2) shares.

          (iii) sole power to dispose or to direct the disposition of:
                124,444(4) shares.

          (iv)  shared power to dispose or to direct the disposition of:
                1,000,000(1),(2) shares.

5.   Barry Rubenstein:

     (a) Amount Beneficially Owned: 1,124,444(1),(2),(5) shares. Reporting person is a general partner of Wheatley Partners II, L.P.

     (b)  Percent of Class: 4.4%

     (c)  Number of shares as to which such person has:
          (i)   sole power to vote or to direct the vote: 124,444(5) shares.
          (ii) shared power to vote or to direct the vote: 1,000,000(1),(2) shares.
          (iii) sole power to dispose or to direct the disposition of:
                124,444(5) shares.
          (iv)  shared power to dispose or to direct the disposition of:
                1,000,000(1),(2) shares.

6.   Seth Lieber

     (a) Amount Beneficially Owned: 1,000,000(1),(2) Reporting person is a general partner of Wheatley Partners II, L.P.
     (b)  Percent of Class: 3.8%
     (c)  Number of shares as to which such person has:
          (i)   sole power to vote or to direct the vote: 0 shares.
          (ii) shared power to vote or to direct the vote: 1,000,000(1),(2) shares.
          (iii) sole power to dispose or to direct the disposition of: 0 shares.
          (iv)  shared power to dispose or to direct the disposition of:
                1,000,000(1),(2) shares.

7.   Jonathan Lieber:

     (a) Amount Beneficially Owned: 1,000,000(1),(2) shares. Reporting person is a general partner of Wheatley Partners II, L.P.
     (b)  Percent of Class: 3.8%
     (c)  Number of shares as to which such person has:
          (i)   sole power to vote or to direct the vote: 0 shares.
          (ii) shared power to vote or to direct the vote: 1,000,000(1),(2) shares.
          (iii) sole power to dispose or to direct the disposition of: 0 shares.
          (iv)  shared power to dispose or to direct the disposition of:
                1,000,000(1),(2) shares.

--------
    (4)   Includes 124,444 shares of Common Stock owned by Barry Fingerhut.

    (5)   Includes 124,444 shares of Common Stock owned by Barry Rubenstein.

Item 5.  Ownership of Five Percent or Less of a Class.


     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |X|

Instruction: Dissolution of a group requires a response to this item.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

         Exhibit A, Joint Filing Agreement, was filed with Schedule 13G, dated December 31, 2000.

Item 9.  Notice of Dissolution of Group.

         Not Applicable.

Item 10. Certification.

         (b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

              By signing below each party certifies that, to the best of his/her/its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Date: October 23, 2001

                                 WHEATLEY PARTNERS II, L.P.

                                 By:    /s/ Barry Rubenstein
                                        ----------------------------------------
                                        Barry Rubenstein, a General Partner

                                 APPLEWOOD CAPITAL CORP.

                                 By:    /s/ Irwin Lieber
                                        ----------------------------------------
                                        Irwin Lieber, Secretary and Treasurer

                                        /s/ Barry Fingerhut
                                        ----------------------------------------
                                        Barry Fingerhut

                                        /s/ Irwin Lieber
                                        ----------------------------------------
                                        Irwin Lieber

                                        /s/ Barry Rubenstein
                                        ----------------------------------------
                                        Barry Rubenstein

                                        /s/ Seth Lieber
                                        ----------------------------------------
                                        Seth Lieber

                                        /s/ Jonathan Lieber
                                        ----------------------------------------
                                        Jonathan Lieber


Attention:  Intentional  misstatements  or omissions of fact constitute  Federal criminal violations (See 18 U.S.C. 1001)